Exhibit 99.1

24/7 REAL MEDIA ACHIEVES POSITIVE EBITDA IN THIRD QUARTER

 Revenue Jumps 24% from Same Quarter a Year Ago;

 78% Bottom Line Improvement on GAAP basis

Third Quarter 2003 Highlights:

•                  Positive EBITDA of $145,000;

•                  Revenue rose 24% from the same quarter a year ago;

•                  Gross margin widened to 52%;

•                  Gross profit climbed 39%; and

•                  Operating expenses declined 30% from year ago period.

NEW YORK — November 13, 2003 — 24/7 Real Media, Inc. (Nasdaq: TFSM), the only gateway to the total spectrum of interactive marketing and technology solutions for online marketers and publishers, today announced that it achieved positive EBITDA for the third quarter, ended September 30, 2003, and reported impressive revenue growth and significantly reduced operating losses compared to the third quarter last year.

24/7 Real Media recorded $145,000 in EBITDA on revenue of $12.0 million.  Revenue jumped 24% from the $9.7 million reported in the third quarter a year ago.  Gross profit for the quarter climbed 39% to $6.3 million from $4.5 million in the same quarter of 2002, as gross margins widened to 52.4% from 46.7%.  On a GAAP basis, the Company reported that the operating loss decreased 78% to $1.4 million during the third quarter from $6.5 million during the same quarter a year ago.  The Company entered the fourth quarter with $23.8 million in cash.

“Achieving positive EBITDA is one of the most significant developments in the Company’s five-year history,” said David J. Moore, chairman and CEO, “Our relentless efforts to cut costs and refocus our business have resulted in vastly lower operating expenses and higher revenue, thereby accentuating the Company’s significant operating leverage.”

GAAP operating expenses declined 30% from the year-earlier period, despite the higher revenue.  SG&A expenses fell 12% to $5.9 million, or 49% of revenue, from $6.7 million, or 69% of revenue in the third quarter of 2002.

Pro forma net loss decreased 85% to $0.5 million, or $0.01 per share, in the third quarter, from $3.0 million, or $0.06 per share, in the third quarter of 2002, in line with management’s previous guidance.

As further described in the accompanying condensed consolidated income statement, and the note thereto, pro forma net loss excludes amortization of intangibles, stock-based compensation, loss on sale of non-core assets, and other expenses from net loss determined in accordance with GAAP.  EBITDA excludes amortization of intangibles, stock-based compensation, loss on sale of non-core assets, depreciation, interest, taxes and other expenses from net loss determined in accordance with GAAP.  The Company believes that financial measures that may be considered non-GAAP, including pro forma net loss and EBITDA, are helpful when presented in conjunction with the comparable GAAP measure of net loss.

Nine Months Ended September 30, 2003

For the nine months ended September 30, 2003, revenue rose 16% to $36.0 million from $31.0 million in the first nine months of 2002.

Gross profit climbed 25% to $17.5 million for the period from $14.0 million in the first nine months of 2002, as gross margin widened to 48.5% from 45.2% in the prior year period.  The pro forma net loss fell to $2.9 million, or $0.04 per share, during this period from a loss of $9.8 million, or $0.19 per share, in the same period a year ago. GAAP net loss declined 57% from the prior year.

The Company had an EBITDA loss for the first nine months of 2003 of $0.9 million, a 87% improvement from the EBITDA loss of $6.8 million in the first nine months of 2002.

Segment Overview

Integrated Media Solutions revenue, which includes revenue from the 24/7 Web Alliance, 24/7 Search (formerly 24/7 Website Results), and other services, rose 25% in the third quarter to $8.0 million from $6.4 million in the same period in 2002, and rose 31% excluding divested businesses.  Gross margin in this segment widened to 40.1% in the third quarter from 32.1% in the same quarter of 2002.

Within this segment, 24/7 Web Alliance revenue advanced 21% in the quarter to $5.3 million from $4.4 million in the third quarter of last year, and rose 30% excluding divested businesses.  The number of paid impressions grew to 5.9 billion in the third quarter from 3.0 billion in the same period of 2002.  The Company continues to establish new relationships with blue chip advertisers, particularly in the technology, pharmaceutical and automotive industries.

Revenue from 24/7 Search, the Company’s paid inclusion service, was $2.2 million in the third quarter of 2003, an increase of 10% from the $2.0 million in the third quarter of 2002.

Technology Solutions revenue advanced 22% to $4.1 million from $3.3 million in the same quarter last year, primarily driven by growth in revenue from the Company’s Open AdStream® Central advertising delivery and management service and a trend towards larger contracts.  Technology Solutions gross margins widened to 76.5% in the third quarter of 2003 from 74.6% in the same quarter of 2002.

The Company’s advance in Technology Solutions revenue reflects additional new client wins from competing ad serving solutions.  During the third quarter, the Company added a number of new Open AdSystem™ customers, including Cygnus Interactive, Express—Expansion, W3 Data’s WhitePages.com, Builders Homesite, HealthForum, Space.com and Transcontinental.  The Company’s Insight XE™ Web analytics solution, formerly Open Insight, signed FOXNews, YellowPages.com and UAL Loyalty Services as well as its first European clients.

Business Outlook

In the sector’s traditionally seasonally robust fourth quarter, the Company anticipates revenue in the range of $13 million to $15 million, representing an increase of approximately 13% to 30% from the fourth quarter of 2002.  The Company anticipates positive EBITDA and a pro forma loss per share of between one cent and zero, compared to a pro forma loss per share of $0.02 in the fourth quarter of 2002.  For 2004, the Company forecasts a revenue increase of 20%-to-25% from full year 2003 and a full year operating profit.

“This quarter marks the fourth consecutive quarter of solid execution and performance,” said David Moore.  “We have in place the team, the tools and the financial resources to deliver positive bottom line results for our shareholders.  In the marketplace, we see advertisers showing strong interest in the reach and relevance of our media solutions.  At the same time, publishers continue to rely on 24/7 Real Media’s award-winning Open AdSystem™ technology solutions.”

Mr. Moore added, “In 2004 and beyond, we intend to further leverage our operations and financial resources to build a profitable business.  We are taking a close look at investments and acquisition opportunities in the highest growth segments of our industry and in the fastest growing geographic regions, including Asia.”

In conjunction with this release, a conference call will be held to discuss these results at 5:00 pm EST today.  The call will be broadcasted live over the Internet at www.247realmedia.com.  Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast.  The online archive of the broadcast will be available within two hours of the live call.

Caution Regarding Pro Forma Information:
Investors are cautioned that the pro forma loss from continuing operations information contained in this news announcement is not a financial measure under generally accepted accounting principles. In addition, it should not be construed as an alternative to any other measures of performance determined in accordance with generally accepted accounting principles, or as an indicator of our operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that it fails to address. We present this pro forma financial information because we believe that it is helpful to some investors as one measure of our operations. We caution investors that pro forma financial information, by its very nature, departs from traditional accounting conventions; accordingly, its use can make it difficult to compare our results with our results from other reporting periods and with the results of other companies.

About 24/7 Real Media:
24/7 Real Media is the only gateway to the total spectrum of interactive marketing and technology.  With expertise in all facets of interactive media, 24/7 Real Media is the starting point for both publishers and marketers, enabling both to maximize customer relationships and revenue.  Products and services include Internet ad serving, Web analytics, search engine optimization, online media representation and integrated marketing solutions designed to specifically address client goals and objectives.  The company is headquartered in New York, with offices in other major U.S. cities, Europe and Canada. For more information, please visit www.247realmedia.com.  Open AdStream® is a registered trademark of 24/7 Real Media, Inc.

Caution concerning forward-looking statements:
This news release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are naturally subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to changes in economic, business, competitive and/or regulatory factors. More detailed information about those factors is set forth in our filings with the Securities and Exchange Commission. In addition, the following factors, among others, could cause actual results to differ materially from those described herein: enhanced competition, the potential for impairment of relationships with employees or major customers, loss of faith in Internet advertising, international risks, and other economic, business, competitive and/or regulatory factors affecting the businesses of 24/7 Real Media.  The guidance provided in this press release is based on limited information available to the Company at this time, and is subject to change. In addition, certain guidance regarding future results is on a modified EBITDA basis consistent with the modified EBITDA results included in this release.  All information in this release is as of November 13, 2003.  The Company is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

For more information, please contact Stern & Co.:

Investor Relations Trúc N. Nguyen VP, Investor Relations Telephone: 212-888-0044 Email: tnguyen@sternco.com	Media Relations Stan Froelich VP, Media Relations Telephone: 212-888-0044 Email: sfroelich@sternco.com

# # #

24/7 REAL MEDIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
	(unaudited)		(unaudited)
Revenues:
Integrated media solutions	$7,953	$6,379	$24,657	$21,224
Technology solutions	4,081	3,340	11,351	9,825
Total revenues	12,034	9,719	36,008	31,049

Cost of revenues:
Integrated media solutions	4,762	4,334	15,357	14,435
Technology solutions	957	847	3,183	2,586
Total cost of revenues	5,719	5,181	18,540	17,021

Gross profit	6,315	4,538	17,468	14,028

Operating expenses:
Sales and marketing	3,116	3,178	9,487	9,456
General and administrative	2,787	3,509	8,485	10,954
Product development	870	807	2,213	3,251
Other expenses:
Amortization of intangible assets	661	466	1,970	1,475
Stock-based compensation	295	2,190	489	2,609
Loss on sale of non-core assets, net	—	856	—	550
Total operating expenses	7,729	11,006	22,644	28,295
Operating loss	(1,414)	(6,468)	(5,176)	(14,267)

Interest income (expense), net	6	(85)	(141)	(193)
Other expense, net	(17)	—	(849)	—

Loss before income taxes	(1,425)	(6,553)	(6,166)	(14,460)

Provision for income taxes	12	—	52	—

Net loss	(1,437)	(6,553)	(6,218)	(14,460)

Dividends on preferred stock	(200)	(50)	(488)	(50)
Preferred stock conversion discount	—	(6,628)	(1,780)	(6,628)
Net loss attributable to common stockholders	$(1,637)	$(13,231)	$(8,486)	$(21,138)

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002
	(unaudited)		(unaudited)
Loss per common share – basic and diluted
Net loss	$(0.02)	$(0.12)	$(0.08)	$(0.28)
Preferred stock dividends and conversion discount	(0.00)	(0.13)	(0.03)	(0.13)
Net loss attributable to common stockholders	$(0.02)	$(0.25)	$(0.11)	$(0.41)

Pro forma:
Net loss (a)	(464)	(3,041)	(2,910)	(9,826)

Net loss per share (a)	$(0.01)	$(0.06)	$(0.04)	$(0.19)

Weighted average common shares outstanding	85,086,656	52,540,206	74,055,588	51,051,525

(a)  Pro forma net loss excludes certain other expenses computed as follows:

Net loss	$(1,437)	$(6,553)	$(6,218)	$(14,460)
Excluding:
Amortization of intangibles	661	466	1,970	1,475
Stock-based compensation	295	2,190	489	2,609
Loss on sale of non-core assets, net	—	856	—	550
Other expense	17	—	849	—
Pro forma net loss	$(464)	$(3,041)	$(2,910)	$(9,826)

24/7 REAL MEDIA, INC.

RECONCILIATION OF NET LOSS TO EBITDA

(in thousands)

Net loss	$(1,437)	$(6,553)	$(6,218)	$(14,460)
Excluding:
Amortization of intangibles	661	466	1,970	1,475
Stock-based compensation	295	2,190	489	2,609
Loss on sale of non-core assets, net	—	856	—	550
Depreciation	603	837	1,840	2,881
Interest, taxes and other expenses	23	85	1,042	193
EBITDA	$145	$(2,119)	$(877)	$(6,752)

24/7 REAL MEDIA, INC.

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited, in thousands)

	September 30, 2003	December 31, 2002

Cash	$11,779	$7,674
Restricted cash	12,000	—
Accounts receivable	10,150	9,799
Total current assets	35,142	19,758
Total assets	49,555	33,967
Accounts payable and accrued liabilities	14,134	16,054
Deferred revenue	2,750	2,748
Total current liabilities	16,939	18,849
Loan payable	13,167	7,876
Total liabilities	30,461	27,083
Total stockholders’ equity	19,094	6,884